                                                                    EXHIBIT 99.3
--------------------------------------------------------------------------------
                      CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                             MONADNOCK BANCORP, INC.

                           PETERBOROUGH, NEW HAMPSHIRE

--------------------------------------------------------------------------------
                                     As Of:
                                February 22, 2006

                                  Prepared By:

                             KELLER & COMPANY, INC.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426

                                KELLER & COMPANY

--------------------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                             MONADNOCK BANCORP, INC.

                           PETERBOROUGH, NEW HAMPSHIRE

--------------------------------------------------------------------------------

                                     As Of:
                                February 22, 2006

                             KELLER & COMPANY, INC.
                        Financial Institution Consultants
                        Investment and Financial Advisors

555 Metro Place North                                               614-766-1426
Suite 524                                                     614-766-1459 (fax)
Dublin, Ohio 43017

March 16, 2006

Board of Directors
Monadnock Community Bancorp, Inc.
One Jaffrey Road
Peterborough, New Hampshire 03458

To the Board:

We hereby submit an independent appraisal ("Appraisal") of the pro forma market value of the common stock to be issued by Monadnock Bancorp, Inc. (the "Corporation") in conjunction with the second stage stock conversion of Monadnock Mutual Holding Company (the "MHC") from the mutual to the stock form of ownership. The MHC currently owns 57.4 percent of the stock of Monadnock Community Bancorp, Inc. (the "Bancorp"), the mid-tier holding company of Monadnock Community Bank (the "Bank"). The remaining 42.6 percent of the Corporation's common stock is owned by public shareholders. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 42.6 percent aggregate ownership interest of those public shareholders. The exchange ratio established by the Corporation as applied to the value established herein is 1.0125 shares, 1.1912 shares,
1.3699 shares, shares and 1.5753 shares for each share of the Corporation's common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Shatswell, MacLeod & Company, P.C., are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors
Monadnock Community Bancorp, Inc.
March 16, 2006

Page 2

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Luse, Gorman, Pomerenk and Schick, Washington, D.C., the Bank's conversion counsel, and with Ryan Beck & Co. Further, we viewed the Bank's local economy and primary market area and also reviewed the Bank's most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of February 22, 2006, the pro forma market value or appraised value of the Corporation was $9,000,000 at the midpoint, with a public offering of $4,923,000 or 615,375 shares at $8 per share, representing 54.7 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $7,650,000 to a maximum of $10,350,000, with a maximum, as adjusted, of $11,902,500, representing public offering ranges of $4,184,550 at the minimum to a maximum of $5,661,450, with a maximum, as adjusted, of $6,510,668, representing 523,069 shares, 707,681 shares and 813,833 shares at $8 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Monadnock Bancorp, Inc., as of February 22, 2006, was $9,000,000, at the midpoint with a midpoint public offering of $4,923,000.

Very truly yours,

KELLER & COMPANY, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
INTRODUCTION                                                                  1

  I.     DESCRIPTION OF MONADNOCK COMMUNITY BANK
         General                                                              4
         Performance Overview                                                 7
         Income and Expense                                                   9
         Yields and Costs                                                    13
         Interest Rate Sensitivity                                           14
         Lending Activities                                                  16
         Nonperforming Assets                                                21
         Investments                                                         23
         Deposit Activities                                                  23
         Borrowings                                                          24
         Subsidiaries                                                        24
         Office Properties                                                   25
         Management                                                          25

 II.     DESCRIPTION OF PRIMARY MARKET AREA                                  26

III.     COMPARABLE GROUP SELECTION
         Introduction                                                        33
         General Parameters
           Merger/Acquisition                                                34
           Mutual Holding Companies                                          34
           Trading Exchange                                                  36
           IPO Date                                                          36
           Geographic Location                                               36
           Asset Size                                                        37
         Balance Sheet Parameters
           Introduction                                                      38
           Cash and Investments to Assets                                    39
           Mortgage-Backed Securities to Assets                              39
           One- to Four-Family Loans to Assets                               40
           Total Net Loans to Assets                                         40
           Total Net Loans and Mortgage-Backed Securities to Assets          40
           Borrowed Funds to Assets                                          41
           Equity to Assets                                                  42
         Performance Parameters
           Introduction                                                      42

                                                                                                           PAGE
 III.     COMPARABLE GROUP SELECTION (CONT.)
          Performance Parameters (cont.)
          Return on Average Assets                                                                          43
            Return on Average Equity                                                                        43
            Net Interest Margin                                                                             44
            Operating Expenses to Assets                                                                    44
            Noninterest Income to Assets                                                                    44
          Asset Quality Parameters
            Introduction                                                                                    46
            Nonperforming Assets to Assets                                                                  46
            Repossessed Assets to Assets                                                                    46
            Loan Loss Reserve to Assets                                                                     47
          The Comparable Group                                                                              47

  IV.     ANALYSIS OF FINANCIAL PERFORMANCE                                                                 49

   V.     MARKET VALUE ADJUSTMENTS
          Earnings Performance                                                                              52
          Market Area                                                                                       56
          Financial Condition                                                                               57
          Asset, Loan and Deposit Growth                                                                    59
          Dividend Payments                                                                                 61
          Subscription Interest                                                                             62
          Liquidity of Stock                                                                                63
          Management                                                                                        63
          Marketing of the Issue                                                                            64

  VI.     VALUATION METHODS                                                                                 65
          Price to Book Value Method                                                                        66
          Price to Earnings Method                                                                          68
          Price to Assets Method                                                                            68
          Valuation Conclusion                                                                              69

                                LIST OF EXHIBITS

NUMERICAL
EXHIBITS                                                                             PAGE
 1       Consolidated Balance Sheet -   At December 31, 2005                          70
 2       Consolidated Balance Sheets -
          At December 31, 2001 through December 31, 2004                              71
 3       Consolidated Statement of Income for the Year
          Ended December 31, 2005                                                     72
 4       Consolidated Statements of Income -
          For the Years Ended December 31, 2001 through 2004                          73
 5       Selected Financial Information                                               74
 6       Income and Expense Trends                                                    75
 7       Normalized Earnings Trend                                                    76
 8       Performance Indicators                                                       77
 9       Volume/Rate Analysis                                                         78
10       Yield and Cost Trends                                                        79
11       Net Portfolio Value                                                          80
12       Loan Portfolio Composition                                                   81
13       Loan Maturity Schedule                                                       82
14       Loan Originations and Purchases                                              83
15       Delinquent Loans                                                             84
16       Nonperforming Assets                                                         85
17       Classified Assets                                                            86
18       Allowance for Loan Losses                                                    87
19       Investment Portfolio Composition                                             88
20       Mix of Deposits                                                              89
21       Certificates of Deposit by Rate and Maturity                                 90
22       Deposit Activity                                                             91
23       Borrowed Funds                                                               92
24       Offices of Monadnock Community Bank                                          93
25       Management of the Bank                                                       94
26       Key Demographic Data and Trends                                              95
27       Key Housing Data                                                             96
28       Major Sources of Employment                                                  97
29       Unemployment Rates                                                           98
30       Market Share of Deposits                                                     99
31       National Interest Rates by Quarter                                          100
32       Thrift Stock Prices and Pricing Ratios                                      101
33       Key Financial Data and Ratios                                               109
34       Recently Converted Thrift Institutions                                      117

NUMERICAL
EXHIBITS                                                                                      PAGE
35            Acquisitions and Pending Acquisitions                                            119
36            Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies                120
37            Key Financial Data and Ratios - Mutual Holding Companies                         122
38            Balance Sheets Parameters -  Comparable Group Selection                          124
39            Operating Performance and Asset Quality Parameters -
                 Comparable Group Selection                                                    127
40            Balance Sheet Ratios - Final Comparable Group                                    130
41            Operating Performance and Asset Quality Ratios
                 Final Comparable Group                                                        131
42            Balance Sheet Totals - Final Comparable Group                                    132
43            Balance Sheet - Asset Composition - Most Recent Quarter                          133
44            Balance Sheet - Liability and Equity - Most Recent Quarter                       134
45            Income and Expense Comparison Trailing Four Quarters                             135
46            Income and Expense Comparison as a Percent of
                 Average Assets - Trailing Four Quarters                                       136
47            Yields, Costs and Earnings Ratios - Trailing Four Quarters                       137
48            Dividends, Reserves and Supplemental Data                                        138
49            Valuation Analysis and Conclusions                                               139
50            Comparable Group Market, Pricing and Financial Ratios                            140
51            Projected Effects of Conversion Proceeds - Minimum                               141
52            Projected Effects of Conversion Proceeds - Midpoint                              142
53            Projected Effects of Conversion Proceeds - Maximum                               143
54            Projected Effects of Conversion Proceeds - Maximum, as Adjusted                  144
55            Summary of Valuation Premium or Discount                                         145

ALPHABETICAL EXHIBITS

 A            Background and Qualifications                                                    146
 B            RB 20 Certification                                                              147
 C            Affidavit of Independence                                                        148

INTRODUCTION

      Keller & Company, Inc. is an independent appraisal firm for financial institutions, and has prepared this Conversion Appraisal Report ("Report") which provides the pro forma market value of the to-be-issued common stock of Monadnock Bancorp, Inc. (the "Corporation"), a Maryland corporation, in connection with the conversion of Monadnock Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock to be issued represent the majority interest in Monadnock Community Bancorp, Inc., which was formed in June 2004 as a mid-tier holding company, owned by Monadnock Mutual Holding Company. Monadnock Community Bank is a subsidiary of Monadnock Community Bancorp, Inc. Upon completion of the conversion, Monadnock Community Bancorp, Inc., will cease to exist and will be succeeded by the Corporation. Under the Plan of Conversion, Monadnock Mutual Holding Company will also cease to exist, with Monadnock Community Bank becoming a wholly-owned subsidiary of the Corporation. The existing shares of stock in Monadnock Community Bancorp will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

      The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the conversion, there will be an issuance of 54.7 percent of the Corporation's stock representing the ownership of Monadnock Mutual Holding Company in the Corporation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

      This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation Section563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised

Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

      The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

      In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 2005, and discussed them with Monadnock's management and with Monadnock's independent auditors, Shatswell, MacLeod & Company, P.C., West Peabody, Massachusetts.. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

      We have visited Monadnock's home office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank's primary market area relative to New Hampshire, Massachusetts and the United States. We have also examined the competitive market within which Monadnock operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

      We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Monadnock to those selected institutions.

      Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.    DESCRIPTION OF MONADNOCK COMMUNITY BANK

GENERAL

      Monadnock Community Bank, Peterborough, New Hampshire, was organized in 1996 as a federally-chartered mutual savings bank with the name Monadnock Community Bank. In June 2004, the Bank formed its mutual holding company, Monadnock Mutual Holding Company, and its mid-tier holding company, Monadnock Bancorp, Inc., becoming the subsidiary of the Corporation and completing a minority stock offering.

      Monadnock conducts its business from its main office in Peterborough and branch office in Winchenden, Massachusetts in Worchester County. The Bank currently has no plan to open another branch or a new loan office. The Bank's primary retail market area is comprised of Hillsborough County, New Hampshire and Worcester County, Massachusetts, and its extended lending market also includes Cheshire County, New Hampshire.

      Monadnock's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Monadnock is a member of the Federal Home Loan Bank (the "FHLB") of Boston and is regulated by the OTS and by the FDIC. As of December 31, 2005, Monadnock had assets of $75,801,000, deposits of $53,238,000, and equity of $4,954,000.

      Monadnock is a community-oriented financial institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its market area. Monadnock has been actively and consistently involved in the origination of one-to four-family mortgage loans which represented 52.9 percent of its loan portfolio at December 31, 2005, excluding an additional 13.0 percent of home equity loans, and a similar 52.7 percent of its loan portfolio at fiscal year end December 31, 2004.

      At December 31, 2005, 87.2 percent of the Bank's gross loans consisted of all types of real estate loans, compared to a higher 90.3 percent at December 31, 2004, with the primary sources of funds being retail deposits from residents in its local communities and moderate levels of FHLB advances. The Bank is also an originator of commercial real estate loans, multi-family loans, construction loans, commercial loans, and consumer loans. Consumer loans include loans on savings accounts, automobile loans, mobile home loans and other secured and unsecured personal loans.

      The Bank had $3.9 million, or 5.2 percent of its assets in cash and investments excluding FHLB stock and mortgage-backed securities. The Bank had an additional $1.2 million, or 1.6 percent of its assets in FHLB stock, with the combined total of investment securities, FHLB stock and cash and cash equivalents being $5.1 million or 6.7 percent of assets. The Bank had $24.6 million in mortgage-backed securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank's lending and investment activities.

      The Bank's gross amount of stock to be sold in the second stage offering will be $4,923,000 or 615,375 shares at $8 per share based on the midpoint of the appraised value of $9.0 million, and representing 54.7 percent of the total value. The net conversion proceeds will be $4.3 million reflecting conversion expenses of approximately $670,000. The actual cash proceeds to the Bank of $3.8 million will represent ninety percent of the net conversion proceeds. The ESOP will represent 6.0 percent of the gross shares issued, or 36,922 shares at $8 per share, representing $295,376. The Bank's net proceeds will be invested in residential and nonresidential real estate loans and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits.

      Monadnock has seen a modest overall deposit increase over the past year with deposits increasing 15.5 percent from December 31, 2004, to December 31, 2005. The Bank has focused on increasing its one- to four-family real estate loan portfolio with a lesser increase in home equity and commercial business loans, impacted by decreases in construction loans, commercial real estate loans and multi-family loans during the past year, monitoring its earnings and nonperforming assets. Equity to assets decreased from 7.37 percent of assets at December 31, 2004, to 6.54 percent at December 31, 2005.

      Monadnock's primary lending strategy has been to focus on the origination of both adjustable-rate and fixed-rate, one-to four-family loans, commercial real estate loans, construction loans, multi-family loans, commercial loans, and the origination of consumer loans and home equity loans.

      Monadnock's share of one- to four-family loans has increased slightly from
52.7 percent of gross loans at December 31 2004, to 52.9 percent as of December 31, 2005. Home equity loans increased from 7.7 percent of gross loans at December 31, 2004, to 13.0 percent at December 31, 2005. Commercial real estate loans decreased from 26.7 percent to 18.9 percent from December 31, 2004, to December 31, 2005. Multi-family loans decreased from 1.7 percent at December 31, 2004, to 1.3 percent at December 31, 2005. Construction loans decreased from 1.4 percent at December 31, 2004, to 1.1 percent at December 31, 2005. All types of mortgage loans as a group decreased modestly from 90.3 percent of gross loans at December 31, 2004, to 87.2 percent at December 31, 2005. The decrease in mortgage loans was offset by the Bank's modest increase in consumer and commercial loans. The Bank's share of consumer and commercial loans witnessed an increase in their share of loans from 9.7 percent at December 31, 2004, to 12.8 percent at December 31, 2005.

      Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank's continued increase in lending, particularly one- to four-family loans, home equity loans, commercial loans and consumer loans. At December 31, 2004, Monadnock had $325,000 in its loan loss allowance or 0.91 percent of gross loans, which decreased to $311,000 and represented a lesser 0.70 percent of gross loans at December 31, 2005.

      Interest income from loans and investments has been the primary basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.

PERFORMANCE OVERVIEW

      Monadnock's financial position for the two most recent fiscal years ended December 31, 2004 and 2005 is highlighted through the use of selected financial data in Exhibit 5. Monadnock has focused on maintaining a reasonable equity position, controlling its overhead ratio, increasing its loan and deposit levels, decreasing its mortgage-backed securities, and striving to control its net interest margin. Monadnock has experienced a moderate increase in assets from December 31, 2004 to December 31, 2005, with a similar increase in deposits, and a decrease in equity over the same period. Such increase in assets was focused on an increase in mortgage loans. Assets, loans and deposits have all increased from December 31, 2004, to December 31, 2005.

      Monadnock witnessed an increase in assets of $5.0 million or 7.1 percent for the period of December 31, 2004, to December 31, 2005. The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $35.6 million at December 31, 2004, to $49.5 million at December 31, 2005, and represented a total increase of

$8.9 million, or 25.0 percent. This increase was primarily the result of a higher level of one- to four-family real estate loans.

      Monadnock has pursued obtaining funds through deposits and has also made moderate use of FHLB advances during the period of December 31, 2004, to December 31, 2005. The Bank's competitive rates for savings in its local market in conjunction with its focus on service have been the sources and strategies for attracting retail deposits. Deposits increased 13.3 percent from December 31, 2004, to December 31, 2005. The Bank's increase in deposits is primarily the result of Monadnock's more aggressive pricing of deposits. The Bank's level of FHLB advances has decreased from $19.4 million at December 31, 2004, to $17.5 million at December 31, 2005.

      Monadnock has witnessed a decrease in its equity level and ratio from December 31, 2004, to December 31, 2005. At December 31, 2004, the Bank had equity of $5.2 million representing a 7.37 percent equity to assets ratio and then decreasing to $5.0 million by December 31, 2005, and representing a 6.54 percent equity to assets ratio. The modest decrease in the equity to assets ratio from December 31, 2004, to December 31, 2005, is the result of the Bank's net loss in 2005 accented by a moderate increase in assets. Equity decreased 5.0 percent from December 31, 2004, to December 31, 2005.

INCOME AND EXPENSE

      Exhibit 6 presents selected operating data for Monadnock, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2004 and 2005.

      Monadnock has witnessed an overall increase in its dollar level of interest income from fiscal year ended December 31, 2004, to December 31, 2005, due to the Bank's increase in yield on interest-earning assets, as a result of the rise in interest rates combined with the Bank's growth in loans. Interest income increased from $2.5 million in 2004 to $3.5 million in 2005. In fiscal year 2005, interest income increased $965,000 or 38.4 percent to $3.48 million.

      The Bank's interest expense experienced a similar trend with an increase in the fiscal year 2005. Interest expense increased $707,000 or 71.1 percent, from 2004 to 2005, compared to a larger dollar increase in interest income of $965,000 or 38.4 percent, for the same time period. Such increase in interest income, recognizing the increase in interest expense, resulted in a moderate dollar increase in annual net interest income of $258,000 or 17.0 percent for the fiscal year ended December 31, 2005, but a decrease in net interest margin and net interest spread.

      The Bank has made provisions for loan losses in one of the past two fiscal years of 2004 and 2005. The amounts of provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, repossessed assets, the Bank's level of lending activity, and industry norms. The loan loss provisions were zero in 2004 and $16,000 in the year ended December 31, 2005. The impact of these loan loss provisions has been to provide Monadnock with a general valuation allowance of $311,000 at December 31, 2005, or 0.70 percent of gross loans and 88.9 percent of nonperforming loans.

      Total other income or noninterest income indicated modest growth from fiscal year 2004 to 2005 with the increase in 2005 due to a rise in customer service charges. Noninterest income was $242,000 in fiscal year 2004, representing 0.34 percent of assets. Noninterest income for the year ended December 31, 2005, was $257,000 and representing 0.34 percent of assets. Noninterest income consists primarily of service charges, fees and other income.

      The Bank's general and administrative expenses or noninterest expenses increased from $1,709,000 for the fiscal year of 2004 to $2,109,000 for the fiscal year ended December 31, 2005. The dollar increase in noninterest expenses was $400,000 from 2004 to 2005, representing a percentage increase of 23.4 percent. This increase in operating expenses was due primarily to the Bank's addition of a second office in 2004. On a percent of average assets basis, operating expenses decreased from 3.02 percent of average assets for the fiscal year ended December 31, 2004, to 2.78 percent for the fiscal year ended December 31, 2005, which was higher than the current industry average of approximately
2.08 percent.

      The net earnings position of Monadnock has indicated modest earnings in 2004 and modest loss in 2005. The annual net income figures for the past two fiscal years of 2004 and 2005 were $32,000 and a loss of $30,000, representing returns on average assets of 0.06 percent and (0.04) percent, respectively.

      Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal year 2005. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments for fiscal year 2005.

      The key performance indicators comprised of selected operating ratios, asset quality ratios and equity ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets decreased from 0.06 percent in fiscal year 2004, to (0.04) percent in fiscal year 2005.

      The Bank's average net interest rate spread decreased from 2.51 percent in fiscal year 2004 to 2.12 percent in fiscal year 2005, representing a decrease of 39 basis points. The Bank's net interest margin indicated a similar trend, decreasing from 2.73 percent in fiscal year 2004 to 2.41 percent in fiscal year 2005, representing a decrease of 32 basis points.

      The Bank's return on average equity decreased from 2004 to 2005. The return on average equity decreased from 0.84 percent in 2004 to (0.59) percent in fiscal year 2005.

      Monadnock's ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly from 112.48 percent at December 31, 2004, to a lesser 112.17 percent at December 31, 2005.

      The Bank's ratio of noninterest expenses to average assets decreased from
3.02 percent in fiscal year 2004, to a moderately lower 2.78 percent in fiscal year 2005, due to the Bank's larger growth in assets. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio". The industry norm is 58.9 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency reflected in its higher efficiency ratio, which increased from
96.92 percent in 2004 to 103.57 percent in 2005.

      Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Monadnock witnessed a modest increase in its nonperforming asset ratio from fiscal year 2004 to December 31, 2005. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. The Bank's nonperforming assets were comprised primarily of nonaccrual loans. The ratio of nonperforming assets to total assets was 0.30 percent at December 31, 2004, and increased to 0.46 percent at December 31, 2005. The Bank's allowance for loan losses was December 31, 2005, resulting primarily from the Bank's increase in loans combined with minimal charge-offs in 2005. As a percentage of nonperforming loans,

Monadnock's allowance for loan losses decreased from 163.32 percent at December 31, 2004, to 88.86 percent at December 31, 2005.

      Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2005. In fiscal year 2005, net interest income increased $258,000, due to an increase in interest income of $965,000 offset by a $707,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $689,000, accented by an increase due to rate of $206,000 and an increase due to a combination of rate and volume of $70,000. The increase in interest expense was due to an increase due to volume of $440,000 accented by an increase due to a change in rate of $201,000 and an increase due to a combination of rate and volume of $66,000.

YIELDS AND COSTS

      The overview of yield and cost trends for the years ended December 31, 2004 and 2005, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

      Monadnock's weighted average yield on its loan portfolio increased 24 basis points from fiscal year 2004 to 2005, from 5.64 percent to 5.88 percent and then increased another 27 basis points at December 31, 2005. The yield on mortgage-backed securities increased 40 basis points from fiscal year 2004 to 2005 from 2.99 percent to 3.39 percent and increased another 45 basis points at December 31, 2005 to 3.84 percent. The yield on agency securities was 3.75 for the year ended December 31, 2005, with no agency securities in 2004. The yield on agency securities increased 28 basis points or 1.03 percent at December 31, 2005. The yield on interest-earning assets increased 199 basis points from fiscal year 2004 to 2005, from 1.01 percent to 3.00 percent and then increased 85 basis points at December 31, 2005, to 3.85 percent. The combined weighted average yield on all interest-earning assets increased 18 basis points to 4.70 percent form 2004 to 2005 and then increased another 56 basis points to 5.26 percent at December 31, 2005.

      Monadnock's weighted average cost of interest-bearing liabilities increased 57 basis points from fiscal year 2004 to 2005, which was greater than the Bank's 18 basis point increase in yield, resulting in a decrease in the Bank's interest rate spread of 39 basis points from 2.51 percent to 2.12 percent from 2004 to 2005. The Bank's average cost of interest-bearing liabilities then increased 22 basis points to 2.80 percent compared to a 56 basis point increase in yield on interest-earning assets at December 31, 2006. The result was an increase in the Bank's interest rate spread of 34 basis points to 2.46 percent at December 31, 2005. The Bank's net interest margin decreased from 2.73 percent in fiscal year 2004 to 2.41 percent in fiscal year 2005.

INTEREST RATE SENSITIVITY

      Monadnock has monitored its interest rate sensitivity position and focused on maintaining a moderate level of rate sensitive assets by originating a moderate share of adjustable-rate mortgage loans with a relatively high level of home equity loans, commercial real estate loans, and adjustable-rate commercial loans. Monadnock recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Monadnock has responded to the interest rate sensitivity issue by being a more active originator of adjustable-rate commercial real estate loans and originating higher levels of adjustable-rate home equity loans, commercial business loans and adjustable-rate mortgage loans.

      The Bank measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Bank's interest rate risk exposure.

      There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

      Exhibit 11 provides the Bank's NPV as of December 31, 2005, based on OTS calculations and the change in the Bank's NPV under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

      The Bank's change in its NPV at December 31, 2005, based on a rise in interest rates of 100 basis points was a 12.0 percent decrease, representing a dollar decrease in equity value of $701,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank's NPV was estimated to increase 5.0 percent or $309,000 at December 31, 2005. The Bank's exposure increases to a
27.0 percent decrease under a 200 basis point rise in rates. The Bank's post shock NPV ratio is 5.89 percent at December 31, 2005, and the Bank's change in its NPV ratio is a negative 189 basis points, based on a 200 basis point increase in interest rates.

      The Bank is aware of its higher interest rate risk exposure under rapidly rising rates and falling rates, impacted by its lower equity to asset ratio of
6.54 percent. Due to Monadnock's recognition of the need to control its interest rate exposure, the Bank has been a more active originator of adjustable-rate residential mortgage loans, commercial loans and home equity loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy with a continued emphasis on adjustable rate commercial real estate loans.

LENDING ACTIVITIES

      Monadnock has focused its lending activity historically on the origination of conventional mortgage loans secured by one- to four-family dwellings with an increasing emphasis on commercial real estate loans. Exhibit 12 provides a summary of Monadnock's loan portfolio, by loan type, at December 31, 2004 and 2005.

      Residential loans secured by one- to four-family dwellings and commercial real estate loans were the primary loan types representing 84.8 percent of the Bank's gross loans as of December 31, 2005. This share has seen a modest decrease from 87.2 percent at December 31, 2004. The largest individual loan type comprising this category was one- to four-family loans, which represented
52.9 percent of loans at December 31, 2005, decreasing from 52.7 percent at December 31, 2004. The second largest individual loan category was commercial real estate loans, which represented 18.9 percent of loans at December 31, 2005, decreasing from 26.7 percent at December 31, 2004. The third largest loan type as of December 31, 2005, was home equity loans, which comprised a 13.0 percent share of gross loans compared to a smaller 7.7 percent as of December 31, 2004. The multi-family loan category was the fourth largest loan type at December 31, 2005, which represented 1.3 percent of gross loans, compared to a larger 1.7 percent at December 31, 2004. The final real estate loan category was commercial construction and residential development loans represented a minimal 1.1 percent of gross loans at December 31, 2005, down from 1.4 percent at December 31, 2004. These five real estate loan categories represented 87.2 percent of gross loans at December 31, 2005, compared to a larger 90.3 percent of gross loans at December 31, 2004.

      Commercial loans represent a moderate size loan category for Monadnock with regard to the amount of loans. Commercial loans totaled $4,340,000 and represented 9.7 percent of total loans at December 31, 2005, compared to $3,118,000 and 8.7 percent of total loans at December 31, 2004. Commercial loans are included in the other loans category.

      The consumer loan category was the remaining loan category at December 31, 2005, and represented a modest 3.0 percent of gross loans compared to 0.9 percent at December 31, 2004. The primary types of consumer loans are automobile loans, savings account loans, recreational vehicle loans and secured and unsecured personal loans. Consumer loans were the fifth largest overall loan type, at December 31, 2005, and the smallest loan type at December 31, 2004. The overall mix of loans has witnessed some moderate changes from the end of fiscal year 2004 to December 31, 2005, with the Bank having increased its shares of home equity loans and commercial loans to offset its decrease in commercial real estate loans.

      The emphasis of Monadnock's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Monadnock's market area which includes all of Hillsborough and Cheshire Counties in New Hampshire and Worcester County in Massachusetts. The Bank also originates interim construction loans on one- to four-family residences primarily to individual owners and to developers. At December 31, 2005, 52.9 percent of Monadnock's gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans. Construction loans represented another 1.1 percent of gross loans at December 31, 2005.

      The Bank originates three-year and five-year adjustable-rate mortgage loans ("ARMs") The initial interest rates on ARMs are indexed to the rate on one-year and three-year U. S. Treasury securities adjusted to a constant maturity. Three-year, and five-year ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and a maximum rate adjustment of 6.0 percent for the life of the loan, with payments based on up to a 30 year loan term. The Bank does not use below market interest rates to attract borrowers. The Bank retains most of the ARMs which it originates.

      The majority of ARMs have terms of up to 30 years, and fixed rate loans have normal terms of 15 to 30 years. The Bank has retained its ARMs and short term fixed-rate loans. Historically, the majority of Monadnock's one-to four-family mortgage loan portfolio has been fixed-rate mortgage loans, which represented 67.2 percent of one-to four-family mortgage loans at December 31, 2005, with 32.8 percent being ARMs.

      The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Monadnock, even though the Bank will grant loans with up to a 95 percent loan to value ratio, but private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80.0 percent. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank normally exercises its rights under these clauses.

      The Bank uses the services of a mortgage company to originate the majority of the Bank's one-to four-family mortgage loans in order to be more cost-effective. The Bank accepts the loan application and then prepares the material for submission to the mortgage company for underwriting, processing and closing the loan. These loans are funded by the mortgage company with Monadnock having an option to purchase the loan. The Bank purchased $5.5 million of the $6.1 million mortgage loans originated in 2005.

      Monadnock originates multi-family loans in its market area. Multi-family loans totaled $597,000 at December 31, 2005, and represented 1.3 percent of loans. The Bank originates primarily adjustable-rate multi-family loans with a maximum loan-to-value ratio of 80.0 percent.

      Monadnock has also been a relatively active originator of commercial real estate loans. The Bank will continue to make commercial real estate loans. The Bank had a total of $8.4 million in commercial real estate loans at December 31, 2005, or 18.9 percent of gross loans, compared to $9.6 million or 26.7 percent of gross loans at December 31, 2004. The major portion of commercial real estate loans are secured by office buildings, retail stores, churches and other commercial properties and are located in the Bank's primary market area.

      The Bank has been relatively active in the origination of home equity loans, which totaled $5.8 million at December 31, 2005, representing 13.0 percent of loans. The Bank's home equity loans have adjustable rates tied to the prime rate with a normal loan to value ratio of 80.0 percent, including the first mortgage. Home equity loans have a maturity period of 20 years with a 10-year draw period.

      The Bank also originates commercial loans to area businesses which totaled $4.3 million and represented 9.7 percent of loans at December 31, 2005. Such business loans include term loans and lines of credit and are generally secured by equipment, inventory and accounts receivable. Monadnock has been less active in consumer lending. Consumer loans originated consist primarily of automobile loans, secured and unsecured personal loans, and savings account loans and represented $1.3 million or 3.0 percent of gross loans at December 31, 2005, up from $336,000 or 0.9 percent of loans at December 31, 2004.

      Exhibit 13 provides a loan maturity schedule and breakdown and summary of Monadnock's fixed-rate and adjustable-rate loans, indicating a majority of adjustable-rate loans. At December 31, 2005, 44.0 percent of the Bank's total loans due after December 31, 2006, were fixed-rate and 56.0 percent were adjustable-rate. The Bank has a modest 14.1 percent of its loans at December 31, 2004, due in 10 years or less and an additional 26.7 percent due in 11 to 15 years.

      As indicated in Exhibit 14, Monadnock experienced a significant decrease in its one- to four-family loan originations and total loan originations from fiscal year 2004 to 2005. Total loan originations in fiscal year 2004 were $12.3 million compared to a higher $19.7 million in fiscal year 2005, reflective of a higher level of one- to four-family loans originated, increasing from $4.8 million to $6.9 million. The increase in one- to four-family real estate loan originations from 2004 to 2005 of $2.1 million represented 28.4 percent of the $7.4 million aggregate increase in total loan originations from 2004 to 2005, with home equity loans increasing $3.6 million and representing 49.1 percent of the total increase in loan originations.

Commercial real estate loans decreased $179,000 from 2004 to 2005, and commercial loans originated increased $1.2 million. Consumer loans increased $1.1 million from 2004 to 2005.

NONPERFORMING ASSETS

      Monadnock understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with recent increases in their levels of nonperforming assets and have been forced to recognize losses by setting aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased nonresidential real estate loans. Monadnock has not been faced with higher levels of delinquent loans or nonperforming assets.

      On a monthly basis, Monadnock's management reviews all loans delinquent 30 days or more, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Bank sends the borrower a late payment notice within 15 days after the payment is due. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent for 60 days. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures or may decide to modify the loan or grant a limited moratorium to allow the borrower to reorganize his financial affairs.

      Exhibit 15 provides a summary of Monadnock's delinquent loans at December 31, 2004, and at December 31, 2005. Delinquent loans include loans 60 to 89 days past due and loans 90 days or more past due. The Bank had $259,900 in delinquent loans at December 31, 2004, and increasing slightly to $350,000 at December 31, 2005. The major share of delinquent loans consist of commercial real estate loans, which represented 61.7 percent of delinquent loans at December 31, 2005, with the remainder being commercial business loans.

      Exhibit 16 provides a summary of Monadnock's nonperforming assets at December 31, 2004, at December 31, 2005. Nonperforming assets consist of nonaccrual loans, loans delinquent 90 days or more and real estate owned including other repossessed assets. The Bank has historically carried a lower level of nonperforming assets, and these assets have increased from 2004 to 2005. Monadnock's level of nonperforming assets increased from $212,000 or 0.30 percent of assets at December 31, 2004, to $350,000 or 0.52 percent of assets at December 31, 2005. At December 31, 2005, Monadnock's nonperforming assets consisted of $350,000 in nonaccrual loans, with no loans 90 days or more past due and no real estate owned.

      Monadnock's level of nonperforming assets was higher than its level of classified assets. The Bank's level of classified assets was $97,000 or 0.13 percent of assets at December 31, 2005 (reference Exhibit 17). The Bank's classified assets consisted of $97,000 in substandard assets, with no assets classified as doubtful and no assets classified as loss. The Bank had $435,000 in classified assets at December 31, 2004, with all of them classified as substandard.

      Exhibit 18 shows Monadnock's allowance for loan losses for fiscal years ended December 31, 2004 and 2005, indicating the activity and the resultant balances. Monadnock has witnessed a slight decrease in its balance of allowance for loan losses from $325,000 at December 31, 2004, to $311,0000 at December 31, 2005. The balance in allowance for loan losses decreased from December 31, 2004, to December 31, 2005, due to a credit to loan loss provisions. The Bank's ratio of allowance for loan losses to gross loans decreased from 0.91 percent at December 31, 2004, to 0.70 percent at December 31, 2005. The ratio of allowance for loan losses to nonperforming loans was 163.32 percent at December 31, 2004, and a lower 88.86 percent at December 31, 2005, reflecting the increase in nonperforming loans.

INVESTMENTS

      The investment securities portfolio of Monadnock has been comprised of U.S. Government and federal agency securities, mortgage-backed securities, interest-bearing deposits in financial institutions, FHLB stock and other investments. Exhibit 19 provides a summary of Monadnock's investment securities at December 31, 2004, and 2005, including FHLB stock. Investment securities, including available-for-sale and held-to-maturity securities, totaled $32.5 million at December 31, 2004, compared to $29.0 million at December 31, 2005, including FHLB stock of $1,220,000 at December 31, 2005. The decrease in investment securities was primarily the result of a decrease in mortgage-backed securities of $6.1 million from 2004 to 2005. The primary component of investment securities at December 31, 2005, was mortgage-backed securities, representing 94.8 percent of investments. The mortgage-backed securities had a weighted average yield of 3.39 percent for the year ended December 31, 2005. The Bank also had U.S. government agency securities totaling $3.0 million at December 31, 2005, with a yield of 3.75 percent of the year ended December 31, 2005.

DEPOSIT ACTIVITIES

      The change in the mix of deposits from December 31, 2004, to December 31, 2005, is provided in Exhibit 20. There has been a moderate change in both total deposits and in the deposit mix during this period. Certificates of deposit witnessed an increase in their share of total deposits, rising from 50.0 percent of total deposits at December 31, 2004, to a more normal 58.0 percent of total deposits at December 31, 2005. This increase is in contrast to the industry norm of a slight decrease in the share of certificates. The major component of certificates had rates between 3.01 percent and 4.00 percent and represented
55.9 percent of certificates at December 31, 2005. Regular savings accounts decreased in dollar amount from $3.3 million to $2.8 million, and their share of total deposits decreased from 7.2 percent to 5.2 percent from December 31, 2004, to December 31, 2005. NOW accounts also indicated a decrease from $3.4 million at December 31, 2004, to $3.2 million at December 31, 2005, and their share of total deposits decreased from 7.5 percent to 6.0 percent. Noninterest-bearing checking accounts indicated an increase from $4.4 million at December 31, 2004, to $5.3 million at December 31, 2005, with their share of deposits increasing from 9.6 percent in 2004 to 9.9 percent in 2005. Money market accounts had a decrease in their share of total deposits declining from 25.8 percent to 20.9 percent during the same time period.

      Exhibit 21 shows the Bank's breakdown in certificates of deposit by maturity at December 31, 2005. Monadnock has a strong 75.6 percent of its certificates of deposit maturing in less than one year and another 16.6 percent maturing in one to two years. The major share of certificates had interest rates from 3.01 percent to 4.00 percent responsible for 55.87 percent of certificates with the second largest category having rates between 2.01 percent and 3.00 percent and representing 29.44 percent of certificates.

BORROWINGS

      Monadnock has relied on retail deposits as its primary source of funds but has also made use of FHLB advances. Exhibit 22 shows the Bank's FHLB advances for the past two fiscal years ended December 31, 2004, and 2005. The Bank had FHLB advances totaling $19.4 million at December 31, 2004, representing 25.5 percent of assets with such advances having decreased to $17.5 million and representing 23.0 percent of assets at December 31, 2005. The cost of FHLB advances has increased from 2.81 percent at December 31, 2004, to 3.26 percent at December 31, 2005.

SUBSIDIARIES

      Monadnock has no active subsidiaries.

OFFICE PROPERTIES

      Monadnock has two full service offices with its home office located in Peterborough in Hillsborough County, New Hampshire, and a branch in Winchenden, Worcester County, Massachusetts (reference Exhibit 22). Monadnock owns its branch office. The Bank's net investment in its office premises totaled $811,000 or 1.07 percent of assets at December 31, 2005.

MANAGEMENT

      The president and chief executive officer of Monadnock is William M. Pierce, Jr., who is also a director. Mr. Pierce joined the Bank in 1997 and served the Bank as chief operating officer and vice president until 1999, when he became president and chief executive officer. Mr. Pierce became a director of the Bank in 1999. Mr. Pierce has over thirty years of banking experience. Other senior officers include Karl F. Betz, senior vice president and chief financial officer; William C. Gilson, senior vice president-senior lending officer; and Donald R. Blanchette, senior vice president of operations. Mr. Betz has served in his present position since November 2004. Mr. Betz previously served as the finance officer and secretary of the board of directors for Ocean National Bank, Portsmouth, New Hampshire, and as controller and administrative vice president with the predecessor of Ocean National Bank, Granite Bank. William C. Gilson has served as senior vice president and senior lending officer since April 2005, previously holding the position of vice president of commercial lending since March 2001. Mr. Gilson has over thirty years of commercial lending experience. Donald R. Blanchette serves the Bank as senior vice president of operations, a position he has held since 1998. Mr. Blanchette previously served the Bank as treasurer from 1998 until November 2004.

II.   DESCRIPTION OF PRIMARY MARKET AREA

      Monadnock Community Bank's market area encompasses Hillsborough County, New Hampshire and Worcester County, Massachusetts, and its extended lending market also includes Cheshire County, New Hampshire.

      Exhibit 26 provides a summary of key demographic data and trends for Cheshire and Hillsborough Counties in New Hampshire, Worcester County in Massachusetts, New Hampshire and the United States. From 1990 to 2000, population increased in the market area counties as well as in New Hampshire and the United States. The population increased by 5.3 percent in Cheshire County, increased by 13.3 percent in Hillsborough County and increased by 5.8 percent in Worcester County. Population increased by 11.4 percent in New Hampshire and 13.2 percent in the United States. The population in 2005 indicated a minimal decrease in population from 2000 to 2005 in Cheshire County, while Hillsborough and Worcester Counties indicated increases in population of 6.5 percent and 5.3 percent, respectively, compared to a 6.7 percent increase in New Hampshire and
6.1 percent in the United States. Future population projections indicate that population will continue to increase in the market area counties from 2005 through the year 2010. The market area counties' population figures are projected to increase by 12.0 percent in Cheshire County, by 6.4 percent in Hillsborough County and by 6.0 percent in Worcester County, with the populations of New Hampshire and the United States both projected to increase by 6.3 percent
..

      The market area experienced an increase in households from 1990 to 2000. During that time period, the number of households increased in Cheshire County by 9.4 percent, in Hillsborough County by 16.0 percent, in Worcester County by
9.1 percent, in New Hampshire by 15.4 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2005 indicates a minimal increase in the Cheshire County of 2.3 percent, with Hillsborough and Worcester Counties increasing in households by 7.2 percent and 5.7 percent, respectively. New Hampshire also indicated an increase of 8.1 percent, higher than the United States' increase of 6.6 percent. From 2005 through the year 2010, the market area counties' households are projected to continue to increase by 7.9 percent,
6.9 percent and 6.4
percent in Cheshire, Hillsborough and Worcester Counties, respectively, while the number of households are expected to increase by 7.1 percent in New Hampshire and by 6.5 percent in the United States.

      In 1990, the per capita income in the market area counties had 1990 per capita income levels of $13,887 in Cheshire County, $17,404 in Hillsborough County and $15,505 in Worcester County, while New Hampshire and the United States had 1990 per capita income levels of $15,959 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area counties' per capita income increased from 1990 to 2000 by 49.0 percent to $20,685 in Cheshire County, by 44.8 percent to $25,198 in Hillsborough County and by 48.2 percent to $22,983 in Worcester County. Per capita income increased by 49.4 percent in New Hampshire to $23,844 and by 49.7 percent to $21,587 in the United States. From 2000 to 2005, per capita income continued to increase by
25.8 percent, 25.7 percent and 28.1 percent to $26,016 $31,667 and $29,445 in
Cheshire, Hillsborough and Worcester Counties and by 25.8 percent to $29,997 in New Hampshire and by 21.5 percent to $26,228 in the United States.

      The 1990 median household income of $31,648, 40,404 and $35,774, in the market area counties of Cheshire County, Hillsborough County and Worcester County, respectively, was higher than the median household income in the United States at $30,056. From 1990 to 2000, median household income increased in all areas, with Cheshire County indicating a 33.9 percent increase to $42,382, Hillsborough County indicating a 32.1 percent in crease to $53,384 and Worcester County indicating a 33.8 percent increase to $47,874, compared to a 36.2 percent increase to $49,467 in New Hampshire and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2005, median household income in the market area counties was estimated to have increased 19.8 percent 21.2 percent and 6.3 percent to $50,785, $64,728 and $50,888 in Cheshire, Hillsborough and Worcester Counties.. New Hampshire's median household income grew 20.4 percent to $59,545, and the United States' increase was 18.5 percent to $49,747 from 2000 to 2005. From 2005 to 2010, median household income is projected to decrease by 0.8 percent in Cheshire County, but increase by 18.7 percent Hillsborough County, by 40.8 percent in Worcester County, by 20.3 percent in New Hampshire and by 17.4 percent in the United States. Based on those rates of increase, by 2010, median household income is expected to be $50,400 in Cheshire County, $76,842 in Hillsborough County, $71,668 in Worcester County, $71,652 in New Hampshire, and $58,384 in the United States.

      Exhibit 27 provides a summary of key housing data for the market area counties, New Hampshire and the United States. In 1990, Cheshire County had a rate of owner-occupancy of 70.4 percent, higher than Hillsborough and Worcester Counties, New Hampshire and the United States at 63.7 percent, 61.4 percent,
68.2 percent and 64.2 percent, respectively. As a result, Cheshire County supported a lower rate of renter-occupied housing of 29.6 percent, compared to
36.3 percent in Hillsborough County, 38.6 percent in Worcester County, 31.8 percent for New Hampshire and 35.8 percent for the United States. In 2000, owner-occupied housing increased in all the areas to 70.8 percent, 64.9 percent,
64.1 percent, 69.7 percent and 66.2 percent in Cheshire, Hillsborough and Worcester Counties, New Hampshire and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to levels of 29.3 percent, 35.1 percent, 35.9 percent, 30.3 and 33.8 percent in the market area counties, New Hampshire and the United States, respectively.

      The market area counties' 1990 median housing values were 111,000, $137,100 and $139,600, higher than the United States' median housing value of $78,500. The 1990 median rents in the market area counties was $516, $588 and $522, compared to the median rent of New Hampshire at $549 and the United States at $447. In 2000, median housing values had increased slightly in the market area counties, actually decreasing in Cheshire County, while increasing in New Hampshire and the United States. The market area counties had 2000 median housing values of $105,300, $139,100 and $146,000 in Cheshire, Hillsborough Counties with New Hampshire at $133,300 and the United States at $119,600. The 2000
median rents were $596, $694 and $580 in the market area counties, and $646 and $602 in New Hampshire and the United States, respectively.

      In 1990, the major source of employment for the market area by industry group, based on share of employment, was the services industry at an average of
34.2 percent. The services industry was also responsible for the majority of employment in New Hampshire and the United States with 34.6 percent of jobs in New Hampshire and 37.5 percent in the United States (reference Exhibit 28). The manufacturing industry was the second major employer in the market area at 24.3 percent, as was the manufacturing sector the second leading employer at 22.6 percent in New Hampshire. The wholesale/retail trade sector was the second major employer with 21.2 percent in the United States. The wholesale/retail trade group was the third major overall employer in the market area at 21.0 percent. In New Hampshire, the wholesale/retail sector was the third major employer, responsible for 21.7 percent of employment. The manufacturing group was the third major employer in the United States at 17.7 percent. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 20.5 percent of employment in the market area, 21.1 percent of employment in New Hampshire and 23.6 percent in the United States.

      In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for the market area and New Hampshire, unlike the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest sectors of employment. The services industry accounted for 41.3 percent, 43.8 percent and
46.7 percent in the market area, New Hampshire and the United States, respectively. The manufacturing industry provided for 18.9 percent, 18.1 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 18.3 percent, 17.3 percent and

15.3 percent of employment in the market area, New Hampshire and the United States, respectively.

      Some of the largest employers in the area are listed below.

                                                                                      Number of
Employer                                       Business                               Employees
--------------------------------------         -----------------------------          ----------
NH Ball Bearings                               Precision bearings                        450
Monadnock Community
  Hospital                                     Health care                               400
Peterborough Public
 School System                                 Education                                 266
Eastern Mountain Sports                        Outdoor equipment                         224
Millard Group Inc.                             Mailing  list brokerage                   210
Staff Dev. For Educators                       Educational Seminars                      175
Rivermead                                      Retirement community                      100
Harborside Health Care                         Nursing home                               90

      Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Cheshire, Hillsborough and Worcester Counties, New Hampshire and the United States in 2001 through December 2005. Cheshire County has been characterized by the lowest unemployment rates compared to Hillsborough and Worcester Counties, New Hampshire and the United States. In 2001, Cheshire County had an unemployment rate of 3.0 percent, compared to unemployment rates of 3.5 percent in Hillsborough County, 3.9 percent in Worcester County, 3.4 percent in New Hampshire and 4.8 percent in the United States. Unemployment rates increased in 2002 to 3.6 percent in Cheshire County, compared to 4.9 percent in Hillsborough County, 5.6 percent in Worcester County, 4.5 percent in New Hampshire and 5.8 percent in the United States. In 2003, the unemployment rate remained the same in Cheshire County at 3.6 percent. Hillsborough County's rate decreased slightly to 4.8 percent, Worcester County's rate increased to 6.2 percent, New Hampshire also decreased to 4.4 percent, and the United States increased to 6.1 percent. In 2004, Cheshire County's unemployment rate decreased to 3.3 percent. All other areas also decreased in rates of unemployment to 3.9 percent and 5.5 percent in Hillsborough County and Worcester Count compared to decreases to 3.9 percent in New Hampshire and 6.0 percent in the United States.

Through December 2005, all areas had decreases in unemployment rates. The market area counties' unemployment rates decreased to 2.9 percent, 3.4 percent and 4.7 percent in Cheshire County, Hillsborough County and Worcester County, and the unemployment rates in New Hampshire and the United States decreased to 3.2 percent and 5.6 percent, respectively.

      Exhibit 30 provides deposit data for banks and thrifts in Cheshire, Hillsborough and Worcester Counties. Monadnock Community Bank's deposit base in the market area was $53.1 million or a 0.6 percent share of the $9.3 billion total thrift deposits and only a 0.3 percent share of the total deposits, which were $17.5 billion as of June 30, 2005. It is evident from the size of the thrift deposits and bank deposits that the market area has a strong deposit base, with Monadnock Community Bank having a minimal level of market penetration for thrift deposits as well as total deposits.

      Exhibit 31 provides interest rate data for each quarter for the years 2001 through the fourth quarter of 2005. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2005 and continuing at a stronger pace in 2005.

SUMMARY

      To summarize, the market area represents an area with growing population and household trends during the 1990s and early 2000s. Such a pattern is projected to continue from 2005 through 2010. The market area displayed a higher per capita income and lower household income than the United States. In 1990, the median rent level of the market area was, by average, slightly lower than New Hampshire's median rent. By 2000, the average median rent level of the market area was still slightly lower than New Hampshire's median rent. In 1990, the market area's median housing value was also slightly higher than New Hampshire's and much higher than that of the United States, and in 2000, the market area's median housing value was again higher than New Hampshire' median housing value and the United States. The market area has had a similar and fluctuating unemployment rate when compared to that of New Hampshire and the United States. Finally, the market area is a competitive financial institution market dominated by thrifts with a total market deposit base for banks and thrifts in the market area that is $17.5 billion in deposits.

III.  COMPARABLE GROUP SELECTION

INTRODUCTION

      Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region and in New Hampshire.

      Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 216 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 14 publicly-traded New England thrifts ("New England thrifts") and the two publicly-traded thrifts in New Hampshire ("New Hampshire thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2005, and February 22, 2006.

      The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Monadnock as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Monadnock's basic operation.

      Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

MERGER/ACQUISITION

      The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution                              State
---------------------------             --------
Atlantic Liberty Financial              New York
Union Community Bancorp                 Indiana

      There is are no pending merger/acquisition transaction involving thrift institutions in Monadnock's city, county or market area, as indicated in Exhibit 35.

MUTUAL HOLDING COMPANIES

      The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 63 publicly-traded mutual holding companies as well between those 63 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 63 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution                                State
--------------------------------------  -------------
Atlantic Coast Federal, MHC             Georgia

Cheviot Financial, MHC                  Ohio

Pathfinder Bancorp, MHC                 New York

Jacksonville Savings Bank, MHC          Illinois

Greater Delaware Valley, MHC            Pennsylvania

Greene County Bancorp, MHC              New York

PSB Holdings, Inc, MHC                  Connecticut

Governeur Bancorp, MHC                  New York

First Federal Financial Services, MHC   Illinois

Naugatuck Valley Financial, MHC         Connecticut

Ocean Shore Holding Co, MHC             New Jersey

Oneida Financial, MHC                   New York

SI Financial Group, MHC                 Connecticut

TRADING EXCHANGE

      It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 279 publicly-traded, FDIC-insured institutions, including 63 mutual holding companies, 14 are traded on the New York Stock Exchange, 7 are traded on the American Stock Exchange and 153 are listed on NASDAQ, 66 are traded on the OTC Bulletin Board and 39 are listed in the Pink Sheets.

IPO DATE

      Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of February 22, 2006, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to January 1, 2005.

GEOGRAPHIC LOCATION

      The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Monadnock, including the western and southwestern states.

      The geographic location parameter consists of New England, Mid-Atlantic, Midwest and Southeast states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

ASSET SIZE

      Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Monadnock, with assets of approximately $75.8 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

      In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

      Exhibits 38 and 39 show the 46 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association

Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

INTRODUCTION

      The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

            1.    Cash and investments to assets

            2.    Mortgage-backed securities to assets

            3.    One- to four-family loans to assets

            4.    Total net loans to assets

            5.    Total net loans and mortgage-backed securities to assets

            6.    Borrowed funds to assets

            7.    Equity to assets

      The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Monadnock with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Monadnock. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

CASH AND INVESTMENTS TO ASSETS

      The Bank's ratio of cash and investments to assets was 5.2 percent at December 31, 2005, and reflects Monadnock's share of investments moderately lower than national and regional averages. The Bank's investments have consisted primarily of federal agency securities and deposits in other financial institutions. For its most recent three fiscal years, Monadnock's average ratio of cash and investments to assets was a lesser 4.0 percent, from a high of 5.2 percent in 2005 to a low of 2.7 percent in 2004, with a generally level trend. It should be noted that, for the purposes of comparable group selection, Monadnock's $1,220,400 balance of Federal Home Loan Bank stock at December 31, 2005, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

      The parameter range for cash and investments is fairly broad, in spite of Monadnock's lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent.

MORTGAGE-BACKED SECURITIES TO ASSETS

      At December 31, 2005, Monadnock's ratio of mortgage-backed securities to assets was a higher 32.4 percent compared to the regional average of 12.2 percent and the national average of 10.2 percent for publicly-traded thrifts. The Bank's three most recent fiscal year average is 32.9 percent, also higher than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 35.0 percent or less of assets and a midpoint of 17.5 percent.

ONE- TO FOUR-FAMILY LOANS TO ASSETS

      Monadnock's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 39.4 percent of the Bank's assets at December 31, 2005, which is lower than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 45.0 percent.

TOTAL NET LOANS TO ASSETS

      At December 31, 2005, Monadnock had a 58.7 percent ratio of total net loans to assets and a lower three fiscal year average of 59.8 percent, both being lower than the national average of 71.1 percent and the regional average of 63.0 percent for publicly-traded thrifts. The Bank's ratio of total net loans to assets has demonstrated a mild downward trend since fiscal year 2003.

      The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Monadnock.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

      As discussed previously, Monadnock's shares of mortgage-backed securities to assets and total net loans to assets were 32.4 percent and 58.7 percent, respectively, for a combined share of 91.1 percent. Recognizing the industry and regional ratios of 10.2 percent and 12.2 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

BORROWED FUNDS TO ASSETS

      Monadnock had a $17.5 million balance of borrowed funds at December 31, 2005, consisting of FHLB advances, representing 23.1 percent of assets. At December 31, 2004, the Bank's borrowed funds were $19.4 million or a higher 27.4 percent of assets, and higher than its $6.7 million balance or 15.4 percent at December 31, 2003. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

      The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

      The range of borrowed funds to assets is 35.0 percent or less with a midpoint of 17.5 percent.

EQUITY TO ASSETS

      Monadnock's equity to assets ratio was 6.5 percent at December 31, 2005, and 7.4 percent at December 31, 2004. At the end of its two most recent fiscal years, the Bank's equity to asset ratios were 7.4 percent and 5.7 percent. After conversion, based on the midpoint value of $9.0 million and a public offering of $4.9 million, with 71.4 percent of the net proceeds of the public offering going to the Bank, Monadnock's equity is projected to stabilize in the area of 10.8 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 6.0 percent to 12.0 percent with a midpoint ratio of 9.0 percent.

PERFORMANCE PARAMETERS

INTRODUCTION

      Exhibit 39 presents five parameters identified as key indicators of Monadnock's earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2005. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

      The key performance parameter is the ROAA. For the twelve months ended December 31, 2005, Monadnock's ROAA was a negative 0.04 percent based on identical net and core earnings after taxes of a negative $30,000, as detailed in Item I of this report. The Bank's ROAA over its most recent two fiscal years, based on net earnings, was 0.06 percent in fiscal year 2003 and 0.06 percent in fiscal year 2004 .

      Considering the historical and current earnings performance of Monadnock, the range for the ROAA parameter based on core income has been defined as 0.25 percent to a high of 0.80 percent with a midpoint of 0.53 percent.

RETURN ON AVERAGE EQUITY

      The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.

      Prior to the second stage offering, the Bank's ROAE for the twelve months ended December 31, 2005, was a negative 0.59 percent based on identical net and core income. The parameter range for the comparable group, based on core income, is from 2.0 percent to 12.0 percent with a midpoint of 7.0 percent.

NET INTEREST MARGIN

      Monadnock had a net interest margin of 2.50 percent for the twelve months ended December 31, 2005, representing net interest income as a percentage of average interest-earning assets. The Bank's net interest margins in fiscal years 2003 and 2004 were 2.72 percent and 2.73 percent, respectively, with a three calendar year average of 2.78 percent.

      The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 3.75 percent with a midpoint of 2.88 percent.

OPERATING EXPENSES TO ASSETS

      For the twelve months ended December 31, 2005, Monadnock had a 2.88 percent ratio of operating expense to average assets. In fiscal year 2003, the Bank's expense ratio was a higher 3.24 percent, decreasing to 3.02 percent in fiscal year 2004. For its five most recent calendar years ended December 31, 2005, Monadnock's operating expense ratio averaged 3.07 percent. It should be noted, however, that the Bank's current operating expense ratio remains higher than the averages of 2.09 percent for New England savings institutions and 2.07 percent for all publicly-traded savings institutions.

      The operating expense to assets parameter for the selection of the comparable group is from a low of 1.75 percent to a high of 3.75 percent with a midpoint of 2.75 percent.

NONINTEREST INCOME TO ASSETS

      Compared to publicly-traded thrifts, Monadnock has historically experienced a considerably lower than average dependence on noninterest income as a source of additional income. The Bank's noninterest income was $258,000 or
0.35 percent of assets for the twelve
months ended December 31, 2005, which is much lower than the 1.26 percent average for publicly-traded thrift institutions during that period.

      The range for this parameter for the selection of the comparable group is
1.00 percent of average assets or less, with a midpoint of 0.50 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

      The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Monadnock. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

NONPERFORMING ASSETS TO ASSETS

      Monadnock's ratio of nonperforming assets to assets was 0.46 percent at December 31, 2005, which was lower than the national average of 0.69 percent for publicly-traded thrifts, but higher than the New England regional average of
0.20 percent. The Bank's ratio was a modestly lower 0.30 percent at December 31, 2004, following a higher ratio of 0.39 percent at December 31, 2003. For its five most recent calendar years ended December 31, 2005, the Bank's ratio of nonperforming assets to total assets averaged 0.36 percent, ranging from a low of 0.29 percent in 2002 to a high of 0.46 percent in 2005.

      The parameter range for nonperforming assets to assets has been defined as
1.00 percent of assets or less with a midpoint of 0.50 percent.

REPOSSESSED ASSETS TO ASSETS

      Monadnock had no repossessed assets at December 31, 2005. The Bank's balance of repossessed assets was$12,500 or 0.02 percent of total assets at December 31, 2004, and 0.03 percent of assets at December 31, 2003. National and regional averages were 0.10 percent and 0.01 percent, respectively, for publicly-traded thrift institutions at December 31, 2005.

      The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

LOANS LOSS RESERVES TO ASSETS

      Monadnock had an allowance for loan losses of $311,000, representing a loan loss allowance to total assets ratio of 0.41 percent at December 31, 2005, which is slightly lower than its 0.46 percent ratio at December 31, 2004, and lower than its 0.73 percent ratio at December 31, 2003. For the five fiscal years of 2001 to 2005, the Bank's loan loss reserve averaged 0.63 percent of assets with a moderate decrease due to growth, from a high of 0.90 percent in 2002 to a low of 0.41 percent in 2005.

      The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

      With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $149.6 million to $536.9 million with an average asset size of $352.1 million and have an average of 7.5 offices per institution. One of the comparable group institutions was converted in 1985, two in 1986, three in 1987, one in 1988, one in 1996, one in 1999 and one in 2003. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 8.66 percent, which is 15.7 percent lower than all publicly-traded thrift institutions in the United States but 10.2 percent higher than publicly-traded thrift institutions in New Hampshire, and for the most recent four quarters indicated a core return on average assets of 0.51 percent, lower than all publicly-traded thrifts at 1.03 percent and lower than publicly-traded New Hampshire thrifts at 0.80 percent.

IV. ANALYSIS OF FINANCIAL PERFORMANCE

      This section reviews and compares the financial performance of Monadnock to all publicly-traded thrifts, to publicly-traded thrifts in the New England region and to New Hampshire thrifts, as well as to the ten institutions constituting Monadnock's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

      As presented in Exhibits 43 and 44, at December 31, 2005, Monadnock's total equity of 6.54 percent of assets was lower than the 8.66 percent for the comparable group, the 10.27 percent for all thrifts, the 12.90 percent for New England thrifts and the 7.86 percent ratio for the two New Hampshire thrifts. The Bank had a 58.68 percent share of net loans in its asset mix, modestly lower than the comparable group at 64.22 percent, and more notably lower than all thrifts at 71.14 percent, New England thrifts at 62.96 percent and New Hampshire thrifts at 78.51 percent. Monadnock's share of net loans, lower than industry averages, is primarily the result of its higher 32.39 percent share of mortgage-backed securities reduced by its lower than average 5.17 percent share of cash and investments. The comparable group had a moderately higher 17.83 percent share of cash and investments and a lower 13.34 percent share of mortgage-backed securities. All thrifts had 10.17 percent of assets in mortgage-backed securities and 13.74 percent in cash and investments. Monadnock's 70.23 percent share of deposits was lower than the comparable group and New Hampshire thrifts, but higher than all thrifts and New England thrifts, reflecting the Bank's higher than average 23.06 percent ratio of borrowed funds to assets. The comparable group had deposits of 72.56 percent and borrowings of
17.71 percent. All thrifts averaged a 55.25 percent share of deposits and 32.70 percent of borrowed funds, while New England thrifts had a 62.68 percent share of deposits and a 19.76 percent share of borrowed funds. New Hampshire thrifts averaged a 72.17 percent share of deposits and a 17.68 percent share of borrowed funds. Monadnock had intangible assets of 0.34 percent at December 31, 2005, comprised of goodwill, compared to 0.31 percent for the comparable group, 0.81 percent for all thrifts, 1.65 percent for New England thrifts and 0.93 percent for New Hampshire thrifts.

      Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Monadnock in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

      As shown in Exhibit 47, for the twelve months ended December 31, 2005, Monadnock had a yield on average interest-earning assets lower than the comparable group, New England thrifts, New Hampshire thrifts and all thrifts. The Bank's yield on interest-earning assets was 4.88 percent compared to the comparable group at 5.28 percent, all thrifts at 5.60 percent, New England thrifts at 5.26 percent and New Hampshire thrifts at 5.73 percent.

      The Bank's cost of funds for the twelve months ended December 31, 2005, was lower than all thrifts and lower than the comparable group, but higher than New England thrifts and New Hampshire thrifts. Monadnock had an average cost of interest-bearing liabilities of 2.50 percent compared to 2.55 percent for the comparable group, 2.56 percent for all thrifts, 2.13 percent for New England thrifts and 1.65 percent for New Hampshire thrifts. The Bank's lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 2.38 percent, which was lower than the comparable group at 2.73 percent, lower than all thrifts at 3.04 percent, lower than New England thrifts at 3.14 percent and New Hampshire thrifts at 4.08 percent. Monadnock generated a net interest margin of 2.50 percent for the twelve months ended December 31, 2005, based on its ratio of net interest income to average interest-earning assets, which was moderately lower than the comparable group ratio of 2.94 percent. All thrifts averaged a higher 3.24 percent net interest margin for the trailing four quarters, with New England thrifts at 3.31 percent and New Hampshire thrifts at 4.06 percent.

      Monadnock's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank had a $16,000 recovery of provision for loan losses during the twelve months ended December 31, 2005, equal to 0.02 percent of average assets. The comparable group indicated a provision representing 0.01 percent of assets, with all thrifts at 0.08 percent, New England thrifts at 0.04 percent and New Hampshire thrifts at 0.02 percent.

      The Bank's noninterest income was $257,000 or 0.35 percent of average assets for the twelve months ended December 31, 2005, including $64,000 in gains on the sale of loans and securities. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.45 percent, and significantly lower than all thrifts at 1.26 percent and modestly lower than New England thrifts at 0.53 percent and New Hampshire thrifts at 0.62 percent. For the twelve months ended December 31, 2005, Monadnock's operating expense ratio was 2.88 percent of average assets, which was higher than the comparable group at 2.49 percent and higher than all thrifts at 2.07 percent, New England thrifts at 2.09 percent and New Hampshire thrifts at 2.58 percent.

      The overall impact of Monadnock's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended December 31, 2005, the Bank had an identical net and core ROAA of a negative
0.04 percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.57 percent and a modestly lower core ROAA of 0.51 percent. All publicly-traded thrifts averaged a higher 1.03 percent core ROAA, as did New England thrifts at 0.80 percent, with New Hampshire thrifts at a higher 0.84 percent.

V. MARKET VALUE ADJUSTMENTS

      This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Monadnock with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

      In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

      As discussed earlier, the Bank's historical business model has focused on increasing its net interest income and net income; maintaining a reasonable ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to control its overhead expenses and improve its efficiency ratio. In the future, following its second stage conversion, it will be the continuing objective of the Bank to increase its net interest spread and margin, increase its non-interest income, increase the amount and consistency of its net income, increase its return on assets and return on equity, and and work toward reducing its overhead expenses.

      Earnings are generally related to an institution's ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank was an active originator of mortgage and a modest originator of non-mortgage loans in 2004 and 2005 and also purchased nonresidential mortgage loans in 2004 and residential and nonresidential mortgage loans, as well as nonmortgage loans, in 2005.

      From December 31, 2004, to December 31, 2005, loans receivable increased by $4.0 million from $4.9 million to $8.8 million. During that period, the largest loan category increase was one- to four-family residential real estate loans, followed by home equity loans and commercial business loans. All other categories indicated modest to moderate decreases during those periods, with the exception of commercial real estate, development and land loans, which indicated a modest decrease.

      The impact of Monadnock's primary lending efforts has been to generate a yield on average interest-earning assets of 4.88 percent for the twelve months ended December 31, 2005, compared to a higher 5.28 percent for the comparable group, 5.60 percent for all thrifts and 5.26 percent for New England thrifts. The Bank's ratio of interest income to average assets was 5.60 percent for the twelve months ended December 31, 2003, which was slightly lower than the comparable group at 5.68 percent, but all thrifts at 5.02 percent and New England thrifts at 5.39 percent.

      Monadnock's 2.50 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2005, was similar to the comparable group at
2.55 percent and all thrifts at 2.56 percent, but higher than New England thrifts at 3.13 percent. The Bank's resulting net interest spread of 2.38 percent for the twelve months ended December 31, 2005, was lower than the comparable group at 2.73 percent, all thrifts at 3.04 percent and New England thrifts at 3.14 percent. The Bank's net interest margin of 2.50 percent, based on average interest-earning assets for the twelve months ended December 31, 2005, was significantly lower than the comparable group at 2.94 percent, all thrifts at
3.24 percent and New England thrifts at 3.31 percent.

      Including its small gain on the sale of loans, the Bank's ratio of noninterest income to assets was 0.35 percent for the twelve months ended December 31, 2004, decreasing to 0.26 percent net of those gains. That 0.35 percent ratio of noninterest income to assets was moderately lower than the comparable group at 0.45 percent and New England thrifts at 0.53 percent, but significantly lower than all thrifts at 1.26 percent. The Bank's operating expenses were moderately higher than the comparable group and significantly higher than all thrifts and New England thrifts. For the twelve months ended December 31, 2005, Monadnock had an operating expenses to assets ratio of 2.88 percent compared to 2.49 percent for the comparable group, 2.07 percent for all thrifts and 2.09 percent for New England thrifts.

      For the twelve months ended December 31, 2005, Monadnock generated lower noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. As a result, the Bank's had negative net and core earnings for the year ended December 31, 2005. Based on identical net and core earnings, the Bank had a negative return on average assets of (0.04) percent in 2005, following a small positive ROAA of 0.06 in 2004. For the twelve months ended December 31, 2005, the comparable group had a higher core ROAA of
0.51 percent, while all thrifts indicated a higher 1.03 percent. The comparable group had a net ROAA of 0.57 percent for the twelve months ended December 31, 2005, with all thrifts at 1.06 percent and New England thrifts at 0.73 percent.

      The earnings stream and net earnings of Monadnock will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, noninterest income indicated relatively mild fluctuation from December 31, 2003, through December 31, 2005, and overhead expenses decreased modestly. The Bank's net interest margin, lower than the comparable group, has been the result of its lower yield on assets, offset somewhat by its generally average cost of funds. Monadnock's cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates continue to increase from their record lows in 2003 and 2004. Some upward pressure on lending rates is also anticipated. Monadnock's composite yield on interest-earning assets is likely to increase modestly to moderately, based on the mix and repricing interval of the Bank's loan portfolio, although the Bank's considerable share of fixed-rate loans will limit the potential for increase. Adjustable-rate loans will likely be originated and reprice at higher rates, however, as will fixed-rate loans compared to their current portfolio yield, and investments should experience a modestly higher yield. In spite of the Bank's favorable market area, it is also likely that competition from both financial institutions and mortgage companies will limit the Bank's ability to significantly increase rates on individual mortgage and non-mortgage loan products. Monadnock's success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its ability to increase its lower cost savings and checking accounts and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, a possible modest to moderate increase in the Bank's net interest spread and net interest margin will be dependent on Monadnock's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.

      It is also recognized that Monadnock's current negative ROAA, much less favorable than that of its comparable group, has deteriorated slightly December 31, 2003, as have its net interest margin and net interest spread. Following conversion, it is anticipated that the Bank's higher equity to assets ratio will result in decreases in ROAE until conversion proceeds can be deployed into higher yielding loans.

      In recognition of the foregoing earnings related factors, with consideration to Monadnock's current performance measures, a significant downward has been made to Monadnock's pro forma market value for earnings performance.

MARKET AREA

      As previously indicated in Section II, the Bank's primary market area encompasses Hillsborough County, New Hampshire and Worcester County, Massachusetts, and its extended lending market includes Cheshire County, New Hampshire. Since 1990, this primary market area has experienced similar population increases than the comparable group markets, New Hampshire and the United States, and an unemployment rate lower than in the United States and generally similar to the rate in New Hampshire. The unemployment rates in the Hillsborough and Worcester Counties were 3.5 percent and 3.9 percent, respectively, in 2002, compared to 3.4 percent in New Hampshire and a higher 4.8 percent in the United States. By December, 2005, the unemployment rates had increased to 3.9 percent in Hillsborough County and 5.5 percent in Worcester County, with New Hampshire and the United States at 3.9 percent and 6.0 percent, respectively. Per capita income and median household income in Monadnock's market area have historically been and remain generally similar to state and national averages and modestly higher than the comparable group, reflecting the market area's lower unemployment rate. The median housing value in the Bank's primary market area is modestly higher than New Hampshire, moderately higher than the comparable group and significantly higher than the median national value.

      Monadnock's market area is both suburban and rural, with the services sector representing the primary source of employment in both primary market area counties, followed closely by the wholesale/retail and manufacturing sectors. The level of financial competition Monadnock's market area is strong, with commercial banks holding a majority of deposits. The Bank has a low penetration of both bank and thrift deposits in its two primary market area counties. Monadnock nevertheless experienced net increases in deposits in each of its most recent three fiscal years, including an increasing deposit base in its Winchendon, Massachusetts, branch, opened in 2004. Overall, the Bank's average annual deposit growth rate of was considerably higher than the comparable group.

      In recognition of the foregoing factors, including deposit potential in a growing market, we believe that a small upward adjustment is warranted for the Bank's market area.

FINANCIAL CONDITION

      The financial condition of Monadnock is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank's ratio of total equity to total assets was 6.54 percent at December 31, 2005, which was moderately lower than the comparable group at 8.66 percent, and considerably lower than all thrifts at 10.27 percent and New England thrifts at 12.90 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately
11.0 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 10.0 percent, based on the Bank receiving at least 85 percent of the net proceeds from the conversion.

      The Bank's mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank's 70.23 percent ratio of deposits to total assets was slightly lower than the comparable group at 72.56 percent, but higher than all thrifts at 55.25 percent and New England thrifts at 62.68 percent. Those variations are directly related to Monadnock's 23.06 percent ratio of borrowed funds to assets, which was higher than the comparable group at
17.71 percent and New England thrifts at 19.76 percent, but lower than all thrifts at 32.70 percent.

      Monadnock had a lower 58.68 percent ratio of net loans to total assets at December 31, 2005, compared to the comparable group at 64.22, all thrifts at
71.14 percent and New England thrifts at 62.96 percent. The Bank's 5.17 percent share of cash and investments was much smaller than the comparable group at
17.83 percent, all thrifts at 13.74 percent and New England thrifts at 19.44 percent; but Monadnock's 32.39 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 13.34 percent, all thrifts at 11.17 percent and New England thrifts at 12.20 percent. The Bank's larger combined share of cash and investments and mortgage-backed securities, resulting in its smaller share of loans, is part of the basis of its lower yield on interest-earning assets.

      Monadnock had intangible assets of $236,000 or 0.34 percent of total assets, comprised of goodwill and core deposit intangible, compared to a similar
0.31 percent for the comparable group and a higher , 0.81 percent for all thrifts and 1.65 for New England thrifts. The Bank had was absent repossessed assets at December 31, 2005, and had nominal repossessed assets of $13,000 at both December 31, 2004 and 2004, compared to the comparable group at 0.04 percent, while all thrifts and New England thrifts had ratios of 0.10 percent and 0.01 percent, respectively. The financial condition of Monadnock is influenced by its nonperforming assets of $350,000 or 0.46 percent of assets at December 31, 2004, compared to a modestly lower 0.32 percent for the comparable group, a higher 0.69 percent for all thrifts and a lower 0.12 percent for New England thrifts. It should be recognized that the Bank's ratio of nonperforming assets to total assets decreased from 0.55 percent of assets at December 31, 2002. On a calendar year basis, Monadnock's ratio of nonperforming assets to total assets was 0.55 percent, 0.61 percent and 0.30 percent at December 31, 2002, 2003 and 2004, respectively.

      The Bank had a lower 11.75 percent ratio of high risk real estate loans to assets compared to 20.16 percent for the comparable group, and the Bank's share was also lower than all thrifts at 24.23 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

      At December 31, 2005, Monadnock had $311,000 of allowances for loan losses, which represented 0.41 percent of assets and 0.69 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.61 percent of assets and 0.98 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Monadnock's $311,000 of allowances for loan losses, represented a significantly lower 88.86 percent of nonperforming assets at December 31, 2005, compared to the comparable group's 173.84 percent, with all thrifts at 190.17 percent and New England thrifts at 338.77 percent. Monadnock's ratio of net charge-offs to average total loans was zero for the twelve months ended December 31, 2005, compared to ratios of (0.09) percent for the comparable group, 0.16 percent for all thrifts and 0.01 percent for New England thrifts.

      Historically, Monadnock has experienced very moderate levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates, and in recent periods, the Bank's overall interest rate risk has been consistent and is currently classified as minimal.

      Overall, with particular consideration to the Bank's asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, we believe that no adjustment is warranted for Monadnock's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

      During its most recent five calendar years, Monadnock has been characterized by higher than average rates of growth in assets, loans and deposits. The Bank's average annual asset growth rate from 2001 to 2005 was 19.3 percent, compared to a much lower 5.2 percent for the comparable group, 11.0 percent for all thrifts and 10.4 percent for New England thrifts. The Bank's higher asset growth rate is reflective primarily of its large average increase in loans during that five year period . The Bank's loan portfolio indicates an average annual increase of 26.1 percent from 2001 to 2005, compared to average growth rates of 3.4 percent for the comparable group, and 11.4 percent for all thrifts and New England thrifts.

      Monadnock's deposits indicate an average annual increase of 12.2 percent from December 31, 2001, to December 31, 2005. Annual deposit changes have been from a decrease of 4.2 percent in 2001 to an increase of 35.0 percent in 2004, compared to average growth rates of 5.9 percent for the comparable group, 11.4 percent for all thrifts and 8.0 percent for New England thrifts. Consistent with its lower rate of deposit growth compared to loan growth, the Bank increased its ratio of borrowed funds to assets from 15.6 percent at December 31, 2001, to
23.1 percent at December 31, 2005, with the increase occurring in 2004, the year the Bank acquired and opened its branch in Massachusetts. Monadnock's share of borrowed funds were higher than the comparable group at 17.7 percent at December 31, 2005.

      The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Monadnock's primary market area experienced increases in population and households between 1990 and 2000 and those increases are projected to continue at rates similar to state and national increases rates through 2010. The Bank's primary market area also indicated 2000 per capita income similar to New Hampshire and the United States, combined with similar comparative median household income. In 2000, housing values in Monadnock's market area were similar to New Hampshire but higher than the United States.

      The Bank's historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment, notwithstanding strong growth in population and households projected for the future in the primary market area. It should be noted that the Bank's deposit market shares at June 30, 2005, were 0.69 percent in Hillsborough County, New Hampshire, the location of its home office, and a nominal 0.09 percent in Worcester County, Massachusetts, the location of the branch office purchased in 2004. That share in Worcester County was the lowest share of any institution in the county, with an average branch size of $42.2 million compared to Monadnock's $8.7 million branch. Monadnock's competitive operating environment, notwithstanding its anticipated increased capital, will likely result in rates of asset, load and deposit growth lower than during the past few years. Considering the positive demographics of the Bank's market area, however, even such slower growth will probably exceed that of the comparable group, as well as national and regional averages.

      Based on the foregoing factors, we have concluded that an upward adjustment to the Bank's pro forma value is warranted.

DIVIDEND PAYMENTS

      The Corporation has not committed to pay dividends following the completion of its second stage stock conversion. The Bank has not paid dividends to its minority shareholders since its mutual holding company reorganization in 2004. Any payment of cash dividends by the Corporation in future years will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

      Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 3.16 percent and a payout ratio of 67.80 percent. It should be noted that one of the comparable group institutions, Wayne Savings Bancshares, paid dividends well in excess of its earnings per share in 2005, resulting in a payout ratio increased from 61.11 percent in 2004.

      In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.

SUBSCRIPTION INTEREST

      In 2005, investors' interest in new issues was limited and subscription levels were consistently low to moderate, although a few issues received stronger response from the marketplace. New issues also attracted less interest from investors in 2005 and to date in 2006, and aftermarket price increases have been lower than in previous years. Overall, the recent and current reaction of IPO investors appears generally related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of recent offerings has been small relative to the 1990s, there nevertheless appears not to be an unsatisfied demand for new financial institution issues. Even some issues attracting considerable interest have experienced smaller than expected price increases and, in some cases, price decreases in the aftermarket.

      The Corporation will direct its offering to depositors of the Bank and, if there is a community offering, to the general public with a preference to residents of Hillsborough and Cheshire Counties, New Hampshire, and Worcester County, Massachusetts. The board of directors and officers anticipate purchasing approximately $350,000 of the conversion stock or 35,000 shares, which represents less than 6 percent of the stock offered to the public based on the appraised midpoint valuation. It should be noted that in its initial mutual holding company reorganization in June, 2004, the final subscription level was between the midpoint and the maximum of the valuation range.

      The Corporation has secured the services of Ryan Beck & Co. to assist in the marketing and sale of the conversion stock.

      Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial offerings, we believe that a downward adjustment is warranted for the Corporation's anticipated subscription interest.

LIQUIDITY OF THE STOCK

      The Corporation's total public offering is considerably smaller in size relative to the average market value of the comparable group and New England thrifts. The comparable group has an average market value of $36.2 million for the stock outstanding compared to a midpoint public offering of $4.9 million for the Corporation, which will increase its total market value to $9.0 million at the midpoint. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 1,451 shares during the last four quarters compared to the Bank's average trading volume of a lower 678 shares. With 900,000 shares to be outstanding at the midpoint of the offering range, the Corporation will have fewer shares outstanding than the comparable group with an average of 2.2 million shares.

      Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that no adjustment to the Corporation's pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

      As previously discussed, Manadnock's senior management include its president and chief executive officer, William M. Pierce, Jr., its senior vice president and chief financial officer, Karl F. Betz, its senior vice president-senior lending officer; William C. Gilson, and its senior vice president of operations, Donald R. Blanchette.

      Over the past several years, the management of Monadnock have been successful in significantly increasing the Bank's assets, its loan portfolio, its deposit base and its ratio of loans to deposits, significantly exceeding comparable group and industry averages. Open for less than two years, the Bank's Winchendon branch has experienced consistent deposit growth. Nonperforming assets are lower than industry averages and have decreased in recent years.

Monadnock's operating expenses, however, have been and continue to be higher than than the comparable group and industry averages, as has been the Bank's efficiency ratio. Net interest margin and earnings have been well below comparable group and industry averages, but the Bank's business plan indicates increased earnings following its stock conversion

      Overall, we believe the Bank to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

      The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

      Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation's transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation's pro forma market value related to a new issue discount.

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VI. VALUATION METHODS

INTRODUCTION

      Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past two years, however, as rising interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of Monadnock Bancorp, Inc., primary emphasis has been placed on the price to book value method, due to the Corporation's negative earnings in 2005, with additional analytical and correlative attention to the price to earnings methods.

      In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

      In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

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VALUATION METHODS (CONT.)

      In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. Downward adjustments were made for earnings performance, subscription interest and the liquidity of the stock. Upward adjustments were made for the Bank's market area and its asset, loan and deposit growth. No adjustments were made for the Bank's dividend payments, financial condition, marketing of the issue and management.

PRICE TO BOOK VALUE METHOD

      In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, including Monadnock, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

      It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. In the case of a second stage conversion such as Monadnock, however, the application of the prescribed formulary computation to a sale of less than all the shares based on the full valuation of the institution might return a value in excess of the book value of the institution. In most instances, nevertheless, such a value remains below current comparable market values.

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PRICE TO BOOK VALUE METHOD (CONT.)

      Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 126.39 percent and 125.41 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 96.70 percent (Home City Financial Corp.) to a high of 149.79 percent (Laurel Capital Group, Inc.). The comparable group had modestly higher average and median price to tangible book value ratios of 131.45 percent and 129.64 percent, respectively, with the range of 98.51 percent to a higher 169.02 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed modestly from a low of 107.82 percent to a high of 149.27; and the comparable group's price to tangible book value range also narrowed modestly from a low of 107.82 percent to a high of 152.89 percent, with the same institutions representing the limits of both ranges.

      Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 102.85 percent and a price to tangible book value ratio of 104.43 percent at the midpoint. The price to book value ratio increases from 94.44 percent at the minimum to 116.76 percent at the super maximum, while the price to tangible book value ratio increases from 96.01 percent at the minimum to 118.30 percent at the super maximum.

      The Corporation's pro forma price to book value and price to tangible book value ratios of 102.85 percent and 104.43 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank's capitalization, local market and percentage of public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately
11.01 percent compared to 8.66 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $4,954,000 at December 31, 2005, the indicated pro forma market value of the Bank using this approach is $9,026,095 at the midpoint (reference Exhibit 49).

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PRICE TO EARNINGS METHOD

      The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Monadnock's after tax net earnings for the twelve months ended December 31, 2005, was a loss of $30,000, which also represents the Bank's core earnings for that period. Due to the fact that Manodnock indicated negative earnings, the price to earnings method was not meaningful.

PRICE TO ASSETS METHOD

      The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was 10.95 percent and the median was 10.43 percent. The range in the price to assets ratios for the comparable group varied from a low of 8.51 percent (Central Bancorp, Inc.) to a high of 14.98 percent (LSB Corp.). The range narrows modestly with the elimination of the two extremes in the group to a low of 8.67 percent and a high of 14.98 percent.

      Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 11.32 percent at the midpoint, which ranges from a low of 9.69 percent at the minimum to 14.69 percent at the super maximum.

      Based on the Bank's December 31, 2005, asset base of $75,801,000, the indicated pro forma market value of the Corporation using the price to assets method is $9,017,125 at the midpoint (reference Exhibit 49).

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VALUATION CONCLUSION

      Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 102.85 percent for the Corporation represents a discount of 18.62 percent relative to the comparable group and decreases to 7.62 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of
3.47 percent, increasing to a premium of 34.18 percent at the maximum, as adjusted.

      It is our opinion that as of February 22, 2006, the pro forma market value of the Corporation, is $9,000,000 at the midpoint, representing 1,125,000 shares at $8.00 per share. The pro forma valuation range of the Corporation is from a minimum of $7,650,000 or 956,250 shares at $8.00 per share to a maximum of $10,350,000 or 1,293,750 shares at $8.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $11,902,500 or 1,487,813 shares at $8.00 per share.

      Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 45.3 percent of the Bank's outstanding shares, and that the current offering contemplates the sale of the 54.7 percent of the outstanding shares currently owned by Monadnock Community Bancorp, Inc., the Bank's mid-tier holding company. The holding company's name will be changed to Monadnock Bancorp, Inc., in conjunction with the completion of the second stage offering. As indicated in Exhibit 49, in the conversion, each minority share will be exchanged for 1.1912 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 1.0125 shares, 1.3699 shares and 1.5753 shares at the minimum, maximum and adjusted maximum of the offering range, respectively.


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VALUATION CONCLUSION (cont.)

      The appraised value of Monadnock Bancorp, Inc., as of February 22, 2006, is $9,000,000 at the midpoint.


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